Exhibit 10.4

Loan Nos. RX0583 and RX0584

AGREEMENT REGARDING AMENDMENTS TO STOCK PLEDGE AGREEMENT
AND SECURITY AGREEMENTS

This AGREEMENT REGARDING AMENDMENTS TO STOCK PLEDGE AGREEMENT AND SECURITY AGREEMENTS (this “Amendment Agreement”), dated as of December 31, 2012, is between (i) NEW ULM TELECOM, INC. (the “Borrower”), (ii) Western Telephone Company (“WTC”), Peoples Telephone Company (“PTC”), New Ulm Phonery, Inc. (“Phonery”), New Ulm Cellular #9, Inc. (“Cellular”), New Ulm Long Distance, Inc. (“Long Distance”), Hutchinson Telephone Company (“Hutchinson Telephone”), Hutchinson Cellular, Inc. (“Hutchinson Cellular”), and Hutchinson Telecommunications, Inc. (“Hutchinson Telecom” and, together with WTC, PTC, Phonery, Cellular, Long Distance, Hutchinson Telephone, Hutchinson Cellular, and Hutchinson Telecom, each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, together with the Borrower, each a “Loan Party” and, collectively, the “Loan Parties”), and (iii) COBANK, ACB (“CoBank”).

RECITALS

WHEREAS, the Borrower and CoBank are parties to that certain Master Loan Agreement, dated as of January 4, 2008 (as amended by that certain letter agreement, dated March 27, 2009, that certain letter agreement, dated September 14, 2009, that certain letter agreement, dated March 25, 2011, that certain letter agreement, dated May 2, 2012, and as the same may further be amended, modified, supplemented, extended or restated from time to time, the “MLA”), as supplemented by that certain First Supplement to the Master Loan Agreement, dated as of January 4, 2008, providing for a term loan in the amount of $15,000,000 (as amended, modified, supplemented, extended or restated from time to time, the “First Supplement”), as supplemented by that certain Second Supplement to the Master Loan Agreement, dated as of January 4, 2008, providing for a revolving loan in an aggregate principal amount outstanding at any one time not to exceed $10,000,000 (as amended, modified, supplemented, extended or restated from time to time, the “Second Supplement”), and as supplemented by that certain Third Supplement to the Master Loan Agreement, dated as of December 18, 2012, providing for a term loan in the amount of $4,500,000 (as amended, modified, supplemented, extended or restated from time to time, the “Third Supplement”; the MLA, as supplemented by the First Supplement, the Second Supplement and the Third Supplement, collectively, the “Loan Agreement”);

WHEREAS, the Borrower has also executed and delivered to CoBank that certain Security Agreement, dated as of January 4, 2008 (as amended by that certain Agreement Regarding Amendments to Loan Documents, dated as of December 18, 2012, and as the same may further be amended, modified, supplemented, extended or restated from time to time, the “Borrower Security Agreement”), pursuant to which the Borrower granted to CoBank a security interest in and lien on substantially all of its then owned or thereafter acquired tangible and intangible personal property, and that certain Stock Pledge Agreement, dated as of January 4, 2008 (as amended by that certain Agreement Regarding Amendments to Loan Documents, dated as of December 18, 2012, and as the same may further be amended, modified, supplemented, extended or restated from time to time, the “Borrower Pledge Agreement”), pursuant to which the Borrower granted to CoBank a security interest in and lien on the equity interests described therein;

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WHEREAS, the Loan Parties have executed and delivered to CoBank that certain Continuing Guaranty, dated as of January 4, 2008 (as amended by that certain Agreement Regarding Amendments to Loan Documents, dated as of December 18, 2012, and as the same may further be amended, modified, supplemented, extended or restated from time to time, the “Guaranty”), pursuant to which, among other things, the Subsidiary Guarantors guaranteed all then existing or thereafter arising obligations of the Borrower to CoBank under the Loan Agreement or otherwise;

WHEREAS, each Subsidiary Guarantor has executed and delivered to CoBank a separate Security Agreement, each dated as of January 4, 2008 (as amended by that certain Agreement Regarding Amendments to Loan Documents, dated as of December 18, 2012, and as the same may further be amended, modified, supplemented, extended or restated from time to time, each a “Subsidiary Guarantor Security Agreement” and, collectively, the “Subsidiary Guarantor Security Agreements”; the Subsidiary Guarantor Security Agreements together with the Borrower Security Agreement, each a “Security Agreement and, collectively, the “Security Agreements”), pursuant to which each Subsidiary Guarantor granted to CoBank as security for its obligations under the Guaranty a security interest in substantially all of its then owned or thereafter acquired tangible and intangible personal property;

WHEREAS, the Borrower has entered into that certain Spin-Off Agreement, dated as of November 15, 2012, between the Borrower, Arvig Enterprises, Inc., Blue Earth Valley Communications, Inc. and Hector Communications Corporation (“Hector”), pursuant to which the Borrower will acquire from Hector on or about the date hereof all of the outstanding membership interests in Sleepy Eye Telephone Company (“Sleepy Eye”); and

WHEREAS, in connection with the Borrower’s acquisition of the membership interests in Sleepy Eye, the Borrower, the Subsidiary Guarantors and CoBank have agreed to certain amendments to the Borrower Pledge Agreement and the Security Agreements, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment Agreement, the Borrower, the Subsidiary Guarantors and CoBank each hereby agrees as follows:

SECTION 1. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA.

SECTION 2. The “Collateral” description in Section 1 of each of the Security Agreements is hereby amended by adding the following as a new clause (xii) immediately following clause “(xi) commercial tort claims”, and by renumbering clause (xii) as clause (xiii):

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(xii) demand, time, savings, passbook, or similar account maintained with any bank or other depository institution (collectively, the “Deposit Accounts”), including, any such account listed on Schedule C attached hereto and made a part hereof; and

SECTION 3. Subsection 3(D) of each of the Security Agreements is hereby amended by amending and restating such subsection to read in its entirety as follows:

(D) Location of Collateral; Accounts. All locations at which the Collateral is located (other than vehicles and property attached thereto) are specified on Schedule A attached hereto and made a part hereof. All Deposit Accounts and securities accounts owned by the Debtor are set forth in Schedule C, including, with respect to each such account: (i) the name and address of the bank, depository institution or securities intermediary, (ii) the account name and number, (iii) the type of account, and (iv) a description of the assets in such account, if applicable.

SECTION 4. Section 4 of each of the Security Agreements is hereby amended by adding the following as a new Subsection 4(P) at the end of such section:

(P) Change in Accounts. The Debtor agrees not to acquire or open any Deposit Account or securities account other than as provided on Schedule C unless it shall have given the Secured Party 30 days’ prior written notice of its intention to acquire or open any such account, delivered to the Secured Party an updated Schedule C, and, if requested by the Secured Party, prior to the date on which the Debtor proposes to acquire or open any such account, the Debtor will, at its own cost and expense, cause to be delivered to the Secured Party any account control agreements, financing statements, financing statement amendments, lien search results, or any other instruments or documents as the Secured Party may request from time to time.

SECTION 5. Each of the Security Agreements is hereby amended by adding the Schedule C attached as Exhibit 1 to this Amendment Agreement as a new Schedule C at the end of each Security Agreement.

SECTION 6. Schedule 1 of the Borrower Pledge Agreement is hereby amended and restated in its entirety by replacing such schedule with Schedule 1 attached as Exhibit 2 to this Amendment Agreement.

SECTION 7. Neither this Amendment Agreement nor any prior amendment to the Loan Agreement or other Loan Documents shall constitute a novation of the Loan Agreement or the other Loan Documents. The Loan Parties acknowledge and expressly agree that this Amendment Agreement is limited to the extent expressly set forth herein and shall not constitute a modification of the Loan Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Loan Agreement or any other Loan Documents (other than as expressly set forth above) so as to require further notice by CoBank, of its intent to require strict adherence to the terms of the Loan Agreement and the other Loan Documents in the future. All of the terms, conditions, provisions and covenants of the Loan Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this Amendment Agreement. The Loan Agreement and each other Loan Document shall be deemed modified hereby solely to the extent necessary to effect the amendments contemplated hereby.

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SECTION 8. All references to the Borrower Pledge Agreement and the Security Agreements (collectively, the “Amended Documents”) in any of the Amended Documents, or in any other documents, instruments or agreements executed or delivered in connection therewith, shall be deemed a reference to such Amended Document as amended by this Amendment Agreement. Except as expressly provided in this Amendment Agreement, the execution and delivery of this Amendment Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Loan Agreement or the other Loan Documents, and, except as specifically provided in this Amendment Agreement, the Loan Agreement and the other Loan Documents shall remain in full force and effect.

SECTION 9. Each of the Loan Parties hereby represents and warrants to CoBank as follows:

(a)	such entity has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Amendment Agreement in accordance with its terms. This Amendment Agreement has been duly executed and delivered by such entity and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(b)	the execution, delivery and performance of this Amendment Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(i)	require any governmental approval or violate any applicable Law relating to such entity;

(ii)	conflict with, result in a breach of or constitute a default under the organizational documents of such entity, any material provision or any indenture, agreement or other instrument to which it is a party or by which it or any of its properties may be bound or any governmental approval relating to it; or

(iii)	result in or require the creation or imposition of any lien (except as permitted by the Loan Agreement and the other Loan Documents) upon or with respect to any property now owned or hereafter acquired by such entity;

(c)	that, after giving effect to the amendments set forth in this Amendment Agreement, the representations and warranties of such entity set forth in the Loan Agreement and other Loan Documents are true and correct as of the date hereof as if made on the date hereof; and

(d)	no Potential Default or Event of Default under the Loan Agreement and the other Loan Documents has occurred and is continuing as of this date.

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SECTION 10. The Borrower, as the maker of the Borrower Security Agreement, the Borrower Pledge Agreement and certain other Loan Documents, and each Subsidiary Guarantor, as the maker of the Subsidiary Guarantor Security Agreements and certain other Loan Documents, hereby confirms and agrees that (a) each such document, as amended hereby, as applicable, is and shall continue to be in full force and effect, and (b) the obligations secured by each such document include any and all obligations of the Borrower to CoBank under the Loan Agreement.

SECTION 11. This Amendment Agreement shall become effective as of its date. All obligations and rights of the Loan Parties and CoBank arising out of or relating to the period commencing on the effective date hereof shall be governed by the terms and provisions of the Loan Agreement as amended by this Amendment Agreement; the obligations of and rights of the Loan Parties and CoBank arising out of or relating to the period prior to the date hereof shall continue to be governed by the Loan Agreement without giving effect to the amendments provided for herein.

SECTION 12. The Borrower agrees to pay CoBank, on demand, all out-of-pocket costs and expenses incurred by CoBank, including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, in connection with the negotiation, preparation, execution and delivery of this Amendment Agreement and all other instruments and documents contemplated hereby.

SECTION 13. This Amendment Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 14. Except to the extent governed by applicable federal law, this Amendment Agreement shall be governed by and construed in accordance with the laws of the Colorado, without reference to choice of law doctrine.

[Signatures comment on following page.]

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IN WITNESS WHEREOF, the Loan Parties have caused this Amendment Agreement to be executed and delivered, and CoBank has caused this Amendment Agreement to be executed and delivered, each by their respective duly authorized officers as of the date first shown above.

NEW ULM TELECOM, INC.
as the Borrower

By:
Curtis Kawlewski Chief Financial Officer

HUTCHINSON TELEPHONE COMPANY,
NEW ULM LONG DISTANCE, INC.,
NEW ULM CELLULAR #9, INC.,
NEW ULM PHONERY, INC.,
PEOPLES TELEPHONE COMPANY,
WESTERN TELEPHONE COMPANY,
HUTCHINSON TELECOMMUNICATIONS, INC., and
HUTCHINSON CELLULAR, INC.,
each as a Subsidiary Guarantor

By:
Curtis Kawlewski Chief Financial Officer

[Signatures continue on following page.]

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[Signatures continued from previous page.]

COBANK, ACB

By:
Nick Heslip Vice President

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